February 13, 2001

William W. McGuire, M.D.
Chairman and CEO
UnitedHealth Group Incorporated
9900 Bren Road East
Minnetonka, Minnesota 55343

Re: Employment Agreement

Dear Bill:

I am writing to confirm the intent and understanding of the Compensation and Human Resources Committee of the Board of Directors (the "Committee") of UnitedHealth Group Incorporated (the "Company") as it relates to the annual stock option grant you are entitled to receive pursuant to Section 2(b) of your employment agreement with the Company. It is the Committee's intent and understanding that the minimum option grant set forth in such section shall be adjusted to reflect any stock splits, consolidations or stock dividends in the Company's common stock occurring after the effective date of your employment agreement. Therefore, as a result of the Company's two-for-one stock split that was payable December 22, 2000, you are currently entitled to receive options to purchase a minimum of 650,000 shares of the Company's common stock annually.

Sincerely,

William G. Spears
Chairman
Compensation and Human Resources Committee
UnitedHealth Group Incorporated